Exhibit 3.2

Phone: (503) 986-2200
Fax: (503) 378-4381

Secretary of State
Corporation Division
255 Capitol St. NE, Suite 151
Salem, OR 97310-1327
FilingInOregon.com

Articles of Amendment—Business/Professional/Nonprofit

Check the appropriate box below:

☑ BUSINESS/PROFESSIONAL CORPORATION (Complete only 1, 2, 3, 4, 6, 7)

☐ NONPROFIT CORPORATION (Complete only 1, 2, 3, 5, 6, 7)

FILED
OCT 19 2006
OREGON
SECRETARY OF STATE

REGISTRY NUMBER: 498875-81

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record. We must release this information to all parties upon request and it will be posted on our website.

For office use only

Please Type or Print Legibly in Black Ink.

1) NAME OF CORPORATION PRIOR TO AMENDMENT: microHelix, Inc.

2) STATE THE ARTICLE NUMBER(S) AND SET FORTH THE ARTICLE(S) AS IT IS AMENDED TO READ. (Attach a separate sheet if necessary.)

See attached Certificate of Designation under Article II C.

3) THE AMENDMENT WAS ADOPTED ON: October 17, 2006

(If more than one amendment was adopted, identify the date of adoption of each amendment.)

BUSINESS/PROFESSIONAL CORPORATION ONLY

4) CHECK THE APPROPRIATE STATEMENT

☐ Shareholder action was required to adopt the amendment(s). The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST

☑ Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

☐ The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

NONPROFIT CORPORATION ONLY

5) CHECK THE APPROPRIATE STATEMENT

☐ Membership approval was not required. The amendment(s) was approved by a sufficient vote of the board of directors or incorporators.

☐ Membership approval was required. The membership vote was as follows:

Class(es) entitled to vote	Number of members entitled to vote	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST

6) EXECUTION

Signature	Printed Name	Title
[signature]	Tyram H. Pettit	President and CEO

7) CONTACT NAME (To resolve questions with this filing.)

Joshua K. Simko

DAYTIME PHONE NUMBER (Include area code.)

503-802-2187

FEES

Required Processing Fee $50

No Fee for Nonprofit Type Change Only

Confirmation Copy (Optional) $5

Processing Fees are nonrefundable.

Please make check payable to "Corporation Division."

NOTE:

Fees may be paid with VISA or MasterCard. The card number and expiration date should be submitted on a separate sheet for your protection.

113 (Rev. 3/04)

CERTIFICATE OF DESIGNATION
SERIES C PREFERRED STOCK

MICROHELIX, INC.

microHelix, Inc., an Oregon corporation (the "**Company**"), certifies that pursuant to the authority contained in Article II of its Amended and Restated Articles of Incorporation, as amended (the "**Articles**"), and in accordance with the provisions of Section 60.134 of the Oregon Revised Statutes, its Board of Directors (the "**Board**") on October 17, 2006 duly adopted the following resolution creating a series of its no par value preferred stock:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors hereby authorizes the issuance of Series C Preferred Stock of the Company and designates, pursuant to Section 60.134 of the Oregon Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to such Series C Preferred Stock as follows:

1. **Designation and Amount**. 279,070 shares of the Company's authorized Preferred Stock are hereby designated as Series C Preferred Stock (the "**Series C Preferred Stock**").

2. **Liquidation**. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company shall be distributed in the following priority:

2.1 **Series C Preferred Liquidation Preference.** The holders of the Series C Preferred Stock shall be entitled to receive an amount equal to $2.15 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them (the "**Liquidation Preference**"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

2.2 **Remaining Assets.** After payment in full of the distributions described in Section 2.1, the remaining assets of the Company shall be distributed pro rata to the holders of Common Stock based on the number of shares of Common Stock then held by each holder.

3. **Conversion.** The holders of the Series C Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

3.1 **Right to Convert.** Subject to Section 3.3, each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the amount of $2.15 per share (as adjusted for stock splits, stock dividends,

reclassifications and the like) (the "**Original Issue Price**") by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such quotient, the "**Conversion Rate**"). The initial Conversion Price per share of Series C Preferred Stock shall be $0.215. Such initial Conversion Price shall be subject to adjustment as set forth in Section 3.4.

3.2 **Automatic Conversion.** Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the date specified by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock.

3.3 **Mechanics of Conversion.** Before any holder of Series C Preferred Stock shall be entitled to convert such Series C Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Series C Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date.

3.4 **Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations.** The Conversion Price of the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(a) **Stock Splits and Dividends.** In the event the Company should at any time after the date upon which any shares of Series C Preferred Stock were first issued (the "**Purchase Date**") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("**Common Stock Equivalents**") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents to be determined by the Board of Directors of the Company.

(b) **Reverse Stock Splits.** If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

3.5 **Other Distributions.** In the event the Company should at any time after the Purchase Date declare a distribution to holders of Common Stock payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3.4(a), then, in each such case for the purpose of this Section 3.5, the holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

3.6 **Recapitalizations.** If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

3.7 **No Impairment.** The Company will not, by amendment of the Articles (except in accordance with Section 5 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series C Preferred Stock against impairment.

3.8 **No Fractional Shares and Certificate as to Adjustments.**

(a) No fractional shares shall be issued upon the conversion of any share or shares of the Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series C Preferred Stock pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price for the Series C Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series C Preferred Stock.

3.9 **Notices of Record Date**. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, that such notice period may be shortened or waived upon the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock.

3.10 **Reservation of Stock Issuable Upon Conversion**. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles.

3.11 **Notices**. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series C Preferred Stock shall be deemed given at the earlier of when actually received or when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

3.12 **Status of Converted Stock**. In the event any shares of Series C Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled, shall not be re-issuable by the Company, and shall be eliminated from the shares of capital stock the Company is authorized to issue.

3.13 **Mandatory Conversion**. The Company may at any time, upon at least ten (10) days prior written notice, require all, but not less than all, shares of Series C Preferred Stock to be converted into shares of Common Stock at the then effective Conversion Price; provided, that such mandatory conversion may only be required at such time as (a) the shares of Common Stock issuable upon conversion would be tradeable under the Securities Act of 1933, as amended, (whether pursuant to Rule 144 thereunder or otherwise) for a minimum of ninety (90) days following such conversion, or (b) in conjunction with the sale of all or substantially all of the assets of the Company, a merger or reorganization in which the Company is not the surviving entity, or the sale of all of the Common Stock.

4. **Voting Rights**. Except as expressly provided by the Articles or as provided by law, the holders of Series C Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company, and the holders of Common Stock and the Series C Preferred Stock shall vote together as a single class on all matters. Each holder of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred Stock could at the time of such vote be converted. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from Series C Preferred Stock voting on an as-converted basis shall (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

5. **Protective Provisions**. So long as at least one-half (1/2) of the shares of Series C Preferred Stock issued by the Company remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Company shall not without first obtaining the approval by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock, voting together as a separate class:

(a) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Series C Preferred Stock; or

(c) declare or authorize any cash dividends with respect to shares of Common Stock.

6. **Waiver; Amendment**. Any provision of this Certificate of Designation may be waived (a) by any individual holder of Series C Preferred Stock, with respect to such holder; or (b) by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the shares of Series C Preferred Stock then outstanding, with respect to all holders of Series C Preferred Stock. Any provision of this Certificate of Designation may be amended with (i) the approval of the Board; and (ii) the vote or consent, either in writing or at a meeting, of the holders of at least two thirds (2/3) of the then outstanding shares of Series C Preferred Stock.

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